                                                                   EXHIBIT 99(e)

                       HBO & COMPANY AND SUBSIDIARIES
                    PRO FORMA COMBINED INCOME STATEMENT
                    FOR THE YEAR ENDED DECEMBER 31, 1995

- --------------------------------------------------------------------------------
                                 YEAR
                                 ENDED       1/1/95 -
                                12/31/95     6/17/95       PRO FORMA   PRO FORMA
(000 Omitted)                    HBOC          HSG        ADJUSTMENTS  COMBINED
- --------------------------------------------------------------------------------
REVENUE                         $495,595    $53,429       $17,048 (2)   $563,790
                                                           (2,282)(3)
- --------------------------------------------------------------------------------
 Total Revenue                   495,595     53,429        14,766        563,790

OPERATING EXPENSE:
 Cost of Operations              232,095                   44,263 (2)    278,010
                                                             (296)(3)
                                                              130 (3)
                                                            3,334 (3)
                                                             (456)(3)
                                                           (1,060)(3)
 Marketing                        70,591                    6,048 (2)     73,990
                                                           (2,649)(3)
 Research and Development         42,964                    4,509 (2)     43,235
                                                           (4,238)(3)
 General and Administrative       54,223                   12,597 (2)     63,042
                                                           (1,896)(3)
                                                              767 (3)
                                                           (2,649)(3)
 Nonrecurring Charge             136,481                 (125,520)(4)          0
                                                          (10,961)(4)
 HSG Operating Expense                       50,369       (50,369)(2)          0
- --------------------------------------------------------------------------------
  Total Operating Expense        536,354     50,369      (128,446)       458,277
- --------------------------------------------------------------------------------
OPERATING INCOME (LOSS)          (40,759)     3,060       143,212        105,513
Other Expense, Net                 1,299      3,233                        4,532
- --------------------------------------------------------------------------------
INCOME (LOSS) BEFORE
 PROVISION (CREDIT)
 FOR INCOME TAX                  (42,058)      (173)      143,212        100,981
PROVISION (CREDIT) FOR
 INCOME TAX                      (16,823)     1,433        55,782 (5)     40,392
- --------------------------------------------------------------------------------
NET INCOME (LOSS)               ($25,235)   ($1,606)      $87,430        $60,589
- --------------------------------------------------------------------------------
EARNINGS (LOSS) PER SHARE:
 Primary                          ($0.67)                                  $1.47
 Fully Diluted                    ($0.67)                                  $1.47
- --------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES OUTSTANDING:
 Primary                          37,822                    3,301 (6)     41,123
 Fully Diluted                    37,822                    3,510 (6)     41,332
- --------------------------------------------------------------------------------

NOTES TO PRO FORMA COMBINED INCOME STATEMENTS
- ---------------------------------------------
(000 Omitted)

1. The attached Pro Forma Combined Income Statement for the year ended December 31, 1995 gives effect to the acquisition of First Data Health Systems Corporation (HSG) which was completed on June 17, 1995. The Pro Forma Combined Income Statement assumes the transaction was consummated January 1, 1995.

No Pro Forma Combined Balance Sheet is included since the HBO & Company Balance Sheet at December 31, 1995, includes HSG.

HBO & Company accounted for the acquisition as a purchase. Accordingly, pro forma adjustments include such adjustments as are necessary to allocate the purchase price based on the estimated fair market value of the assets acquired and liabilities assumed and to give effect to events that are directly attributable to the transaction, expected to have a continuing impact on HBOC and are factually supportable.

The Pro Forma Combined Income Statement is not necessarily indicative of the results of operations which would have been attained had the acquisition been consummated on the date indicated or which may be attained in the future. The Pro Forma Combined Income Statement should be read in conjunction with the historical consolidated financial statements of HBOC and the historical financial statements of HSG.

2. HSG revenue and expense classifications were historically broken out using different policies than those applied by HBOC. The reclassifications necessary to restate HSG revenue and expenses in accordance with HBOC policies are:

                                             12/31/95
                                             --------
Revenue                                      $ 17,048
Cost of Operations                             44,263
Marketing                                       6,048
Research and Development                        4,509
General and Administrative                     12,597
HSG Operating Expense                         (50,369)

Historically, HSG netted certain costs against revenue for presentation, while HBOC has historically reported revenue as a gross number.

3. The following adjustments are necessary to adjust the income statement impact of the asset and liability fair market value adjustments assuming the transaction had been consummated on January 1, 1995:

                                             12/31/95
                                             --------
HSG Capitalized Software                      $  (296)
HSG Goodwill                                   (1,896)
HBOC Capitalized Software                         130
HBOC Customer Lists - to
 amortize over 15 years                         3,334
HBOC Goodwill - to
 amortize over seven years                        767
Deferred Revenue
     Revenue                                   (2,282)
     Cost of Operations                          (456)
Terminated Employees
     Cost of Operations                        (1,060)
     Marketing                                 (2,649)
     Research and Development                  (4,238)
     General and Administrative                (2,649)

HBOC recorded deferred revenue acquired at its cost (the cost to service remaining commitment). The net profit which had been deferred has been eliminated.

The reduction of expense related to terminated employees results from the permanent termination of certain HSG employees in order to eliminate certain redundant positions and increase the efficiency of the combined operations.

4. In the second quarter of 1995, HBOC recorded a $125,520 purchased research and development charge directly attributable to the purchase of HSG. In the third quarter of 1995, HBOC recorded a $10,961 charge attributable to the acquisition of CliniCom Incorporated. Since these amounts are nonrecurring transaction charges, they have been excluded from this Pro Forma Statement.

5. The provision for income tax was derived by using the HBOC effective tax rate of 40%.

6. The weighted average shares outstanding have been adjusted to give effect to the 4 million shares outstanding assuming the transaction had been consummated on January 1, 1995 and to give effect to the dilutive effect of stock options outstanding at December 31, 1995, assuming that HBOC had net income instead of a net loss.



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